Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited first quarter 2019 results filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K to which this exhibit is included for further information, including reference to reconciliations of GAAP to non-GAAP financial measures provided by the Company.

Asset-Based Segment

Excluding fuel surcharge, the increase in first quarter billed Rev/Cwt on Asset-Based, LTL-rated freight was in the high-single digits.  ArcBest secured an average 4.5% increase on Asset-Based customer contract renewals and deferred pricing agreements negotiated during the quarter.

Asset-Based quarterly total tonnage per day decreased 3.1% versus last year’s first quarter.  For first quarter, by month, Asset-Based daily total tonnage versus the same period last year decreased by 0.9% in January, decreased by 2.1% in February and decreased by 5.9% in March.  These total tonnage figures included the impact of LTL-rated tonnage growth through February and a decrease in LTL-rated tonnage in March.  Truckload-rated shipments in the ABF Freight Asset‑Based network were below the prior year by at least 15% in each month of the first quarter as availability of these shipments at acceptable price levels was limited.

The increase in additional union vacation in second quarter 2019, relative to second quarter 2018, is estimated to be approximately $2 million. As we have mentioned before, ABF Freight’s current five year labor agreement, effective as of April 1, 2018, included additional vacation time and a ratification bonus for many union employees.  The additional week of vacation is being expensed as it is earned for anniversary dates that begin on or after April 1, 2018. The ratification bonus is being expensed over the 63-month contract beginning on April 1, 2018. As a result, vacation and ratification bonus costs increased approximately $2.2 million and $0.4 million, respectively, in first quarter 2019 versus first quarter 2018. As we lap the labor agreement effective date in second quarter 2019, the ratification bonus cost will no longer have a year-over-year impact. However, the quarterly costs associated with the additional vacation time, which have gradually increased since the April 1, 2018 contract effective date due to the vacation anniversary dates, will continue to result in year-over-year increases for the remainder of the year.

Asset-Based shared services costs in the second quarter of 2019 are expected to increase by approximately $4 million over the prior-year period. Asset-Based shared services expense increased $5.1 million to $50.7 million in first quarter 2019 versus $45.6 million in first quarter 2018. The increase is primarily related to enhancing the customer experience and initiatives for more efficient and streamlined delivery of customer relationship services which reflect investments in digital advertising, technologies and personnel.  In addition, a portion of the increase in expense is attributable to the effect of improved returns on capital employed in recent quarters on certain nonunion performance-based long-term incentive plans.

Technology Initiatives

As previously disclosed, technology investments have been made within ArcBest Technologies in a variety of areas to improve our customer experience and also optimize costs in our operating segments. For example, in the Asset-Based segment, we have described work to improve city pick-up and delivery productivity with enhanced tools such as barcoding, tablets and scanning equipment. In the ArcBest Asset‑Light segment, common quoting systems and predictive analytics tools are currently in use and undergoing continuous development, all of which require ongoing investment.

ArcBest Technologies serves as the incubator for the initial phases of technology development. Once a level of success is demonstrated, these initiatives may be transitioned into the field and operating segments for more extensive and live testing, feedback and ongoing development. In line with ArcBest’s previously disclosed expectations, we expect that our Asset-Based business will incur technology additional costs of approximately $10 million during 2019. These additional costs equaled approximately $1.7 million in first quarter 2019.  They are estimated to be approximately $2.5 million in second quarter 2019. The quarterly cost impact is expected to increase throughout the year. Such investments are important for us to continue meeting and exceeding our customers’ expectations in a rapidly evolving marketplace.  If successful, we expect there would be future benefits from the broader application of these initiatives in our business.

Annual Union Profit-Sharing Bonus

As provided in ABF Freight’s current Teamster labor contract, for the full years of 2019 through 2022, ABF Freight’s Teamster employees would be eligible for an annual profit-sharing bonus, as shown in the following table. The operating ratio (“OR”) used to calculate the bonus amount must include the related benefit expense estimated under this plan. The potential bonus would be based on union employee earnings for the full year.  While impacted by business and associated labor levels, we estimate that one percent of ABF Freight’s annual union employee earnings would equate to approximately $5 million - $6 million of union bonus expense.

During years in which ArcBest’s internal forecasts indicate an expectation of paying the union bonus, we will accrue for this expense throughout the year, generally in proportion of the quarterly results as a percentage of the annual projection. As we do not provide public updates on our projected operating ratio or our expectations for paying the union bonus, any details of amounts accrued will not be provided.  If financial models reflect an operating ratio that meets the payout thresholds shown below, ArcBest encourages analysts to include expenses for the union bonus in quarterly and annual earnings per share projections for the company.

ABF Freight Published Annual OR	Bonus Amount
95.1 to 96.0	1%
93.1 to 95.0	2%
93.0 and below	3%

April 2019 Business Update – Asset-Based Segment

Statistics for April 2019 have not been finalized. Preliminary Asset-Based financial metrics and business trends for the month of April 2019, compared to April 2018 are as follows:

•	Daily Billed Revenue increased approximately 1%.
•

Total Tonnage/Day decreased approximately 4% with low-single digit percentage decreases in LTL-rated tonnage offset by double digit percentage decreases in TL-rated spot shipments moving in the Asset-Based network.

•	Shipments/Day increased approximately 2%.
•

Total Billed Revenue/CWT increased approximately 5%.  The year-over-year yield improvement percentage in April 2019, compared to the first quarter year-over-year improvement, was partially lessened because of comparing to the effect of the April 16, 2018 general rate increase.

•	Total Billed Revenue/Shipment was slightly lower with low-single digit percentage increases on LTL-rated shipments.
•

Total Weight/Shipment decreased approximately 6%, with the weight/shipment on LTL-rated shipments down approximately 4%.  The reduction in LTL-rated weight/shipment is the result of changes in freight profile and account mix.

The first quarter 2018 to second quarter 2018 Asset-Based operating income improvement of 460 basis points was positively influenced by yield improvement initiatives including the continuing implementation of ArcBest’s space based pricing initiative and the second quarter, mid-April 2018 general rate increase.

In 2019, ArcBest expects the sequential first quarter to second quarter operating ratio improvement to be lessened by the timing of the first quarter, early-February 2019 general rate increase, the revenue effects of lower weight per shipment, cost changes related to ABF Freight’s labor contract and investments in long-term technology initiatives, as previously mentioned. This year’s weaker housing trends may also impact the typical second quarter seasonal uptick in ArcBest’s Asset-Based, household goods consumer moving business. The first quarter to second quarter operating ratio sequential comparison may be favorably influenced by the first quarter 2019 effects of severe winter weather and unfavorable experience in third-party casualty claims.

There will be 63.5 working days in the second quarter compared to 64 days in the second quarter of 2018.

Asset-Light ArcBest Segment

April 2019 Business Update – Asset-Light ArcBest Segment [Excluding FleetNet]

Statistics for April 2019 have not been finalized. For the Asset-Light ArcBest segment, not including FleetNet, preliminary revenue per day decreased approximately 11% versus the same period in 2018.  The year‑over‑year revenue decrease was related to lower average revenue per shipment and a reduction in daily shipments. Total net revenue per day decreased approximately 7% reflecting lower net revenue per shipment combined with the daily shipment decline.  The more balanced truckload market capacity in the current year compared to the tight capacity environment in the prior-year period has led to lower demand for expedite services.  This has resulted in a reduction of expedite revenue and net revenue from last year when expedite business was at record levels.

As seen in the first quarter of 2019, elevated costs associated with long-term strategic spending needed to build ArcBest’s owner-operator and contract carrier capacity will also increase the second quarter 2019 expenses of the Asset-Light ArcBest segment by approximately $0.7 million compared to second quarter 2018.

ArcBest Consolidated

“Other and eliminations” line within Operating Income on the Operating Segment Data and Operating Ratios statement

In the second quarter of 2019, we currently estimate the loss in the “Other and eliminations” line to approximate $6 million.  In 2019, we expect the loss in this line to total approximately $25 million. The loss reported in the “Other and eliminations” line was $8.2 million in first quarter 2019 compared to a loss of $5.4 million in first quarter 2018.  The increase in the loss is primarily related to technology investments as further described below.

As previously mentioned, the 2019 estimated increase versus 2018 is primarily related to investments in the design and development of digital business platforms.  These types of investments to develop and design various technology and innovations occur within the ArcBest Technologies subsidiary which is included in the “Other and eliminations” line and are required to be expensed when incurred.  This line also includes expenses related to shared services for the delivery of comprehensive transportation and logistics services to ArcBest’s customers.  Shared services represent costs incurred to support all segments including sales, pricing, customer service, marketing, capacity sourcing functions, human resources, financial services, information technology, legal and other company-wide services. We expect the quarterly loss in the “Other and eliminations” line to vary throughout 2019 as a majority of this item relates to our shared services which will primarily be allocated to the reporting segments based upon resource utilization-related metrics, such as shipment levels, and therefore will fluctuate with business levels. As a result, the loss in this line tends to be higher in periods when business levels are lower, typically the first and fourth quarters of the year.

Interest expense

Interest expense, net of interest income, was $1.4 million in first quarter 2019.  ArcBest expects second quarter 2019 net interest expense to approximate $1.5 million and $6.0 million in full year 2019.

“Other, net” line within Other Income (Costs) on the Consolidated Statements of Operations

The “Other, net” line of ArcBest’s income statement, primarily includes the costs associated with nonunion pension and postretirement plans and changes in cash surrender value of life insurance.  The amount on this line was a net cost of $0.6 million in first quarter 2019 versus a net cost of $2.2 million in first quarter 2018.  After excluding non-GAAP items detailed in the following paragraphs, the remaining costs were $0.5 million in first quarter 2019 and $0.3 million in first quarter 2018.  ArcBest expects the non-GAAP “Other net” expense to approximate $0.4 million in second quarter 2019 and $1.6 million in full year 2019.

The portion of the “Other, net” expense line that is associated with nonunion pension expense, including settlement charges, is excluded when presenting non-GAAP net income and EPS and totaled $1.7 million (pre-tax) in first quarter 2019 versus $2.0 million (pre-tax) in first quarter 2018. As previously disclosed, ArcBest is in the process of terminating its nonunion defined benefit pension plan and that process was previously expected to be completed in first quarter 2019; however, the termination of the plan is now expected to occur in second quarter 2019.  In second quarter 2019, nonunion pension expense, including settlement charges, is estimated to total approximately $2 million. Cash funding of approximately $6 million is expected in second quarter 2019. The pension settlement charges and the actual amount required to fund the plan are dependent on several factors including the value of plan assets, the amount of lump-sum benefit distributions paid to participants and the cost of annuity contracts.

Changes in cash surrender value of life insurance reflected an increase of $1.6 million in first quarter 2019 compared to an increase of $0.1 million in first quarter 2018.  ArcBest excludes changes in cash surrender value when presenting non-GAAP net income and EPS.

Tax Rate

ArcBest’s first quarter 2019 effective GAAP tax rate was 25.9%, which was favorably impacted by non-taxable income from increases in cash surrender value of life insurance.  The “Effective Tax Rate Reconciliation” table on Page 9 of ArcBest’s first quarter 2019 earnings press release in Exhibit 99.1 shows the reconciliation of GAAP to non-GAAP effective tax rates.  The non-GAAP effective tax rates of 32.1% for first quarter 2019 and 31.3% for first quarter 2018 were used to calculate the non-GAAP net income and EPS amounts for the respective quarters.  ArcBest currently expects the full year 2019 tax rate to be approximately 26% to 27%, while the effective rate in any quarter may be impacted by items discrete to that period.

New FASB Lease Accounting Standard (ASC 842)

ArcBest adopted the new ASC 842 Lease accounting standard in the first quarter of 2019 which resulted in the recognition of “Operating right-of-use assets” of $69 million and “Operating lease liabilities” of $72 million, a portion of which is in current liabilities, as of March 31, 2019. There was no impact on ArcBest’s consolidated statements of operations or cash flows.

Forward-Looking Statements

Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; untimely or ineffective development and implementation of new or enhanced technology; the loss or reduction of business from large customers; competitive initiatives and pricing pressures; relationships with employees, including unions, and our ability to attract and retain employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; the cost, timing, and performance of growth initiatives; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; availability and cost of reliable third-party services; governmental regulations; environmental laws and regulations, including emissions-control regulations; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer plans; our ability to secure independent owner operators and/or operational or regulatory issues related to our use of their services; litigation or claims asserted against us; maintaining our intellectual property rights, brand, and corporate reputation; the loss of key employees or the inability to execute succession planning strategies; default on covenants of financing arrangements and the availability and terms of future financing arrangements; timing and amount of capital expenditures; self-insurance claims and insurance premium costs; the cost, integration, and performance of any recent or future acquisitions; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance and fuel and related taxes; potential impairment of goodwill and intangible assets; greater than anticipated funding requirements for our nonunion defined benefit pension plan; seasonal fluctuations and adverse weather conditions; regulatory, economic, and other risks arising from our international business; antiterrorism and safety measures; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.